August 29, 2001

CONTACT: Frank Proffitt, Hawkins County Bank Regional President
(423) 272-2300

FOR IMMEDIATE RELEASE

     GREENE COUNTY BANK PLANS TO PURCHASE SUNTRUST BRANCHES IN HAWKINS COUNTY


     (Greeneville, Tennessee) -- Hawkins County Bank, an office of Greene County Bank, Greeneville, Tennessee, will be used to facilitate a proposed purchase by Greene County Bank of three SunTrust Bank branches located in Hawkins County, Tennessee. SunTrust Bank is selling its main office on Main Street and the Park View branch on Park Boulevard in Rogersville and the Surgoinsville branch on Bellamy Avenue in Surgoinsville. The proposed acquisitions are described in a non-binding letter of intent between Greene County Bank and SunTrust Bank and are subject to further negotiation and to prior approval of banking regulators. The acquisitions will not be consummated unless Greene County Bank and SunTrust enter into a final agreement.

The proposed acquisition would triple the number of Hawkins County Bank locations. The addition of the Surgoinsville branch will enable Greene County Bank through its Hawkins County Bank offices to better serve its customers in east Hawkins County.

"More than anything, this is a reflection of our Board and Management's commitment to the people of Hawkins County," Hawkins County Bank Regional President Frank Proffitt said. "We would expect this proposed purchase not only to allow us to expand our financial services and products, it will make banking easier and more convenient for our new and existing customers."

"Hawkins County Bank is part of an excellent financial institution and we're confident our customers will continue to receive the best possible banking services, " said SunTrust Regional President Odie Major

SunTrust Bank will continue to operate its branch in Allandale.

"Assuming a final agreement we hope to have everything completed by the end of November," Proffitt said.

The Hawkins County Bank office was opened in Rogersville in January 2000.

Greene County Bank is a wholly owned subsidiary of Greene County Bancshares, Inc., which is headquartered in Greeneville, Tennessee. As of June 30, 2001, Greene County Bancshares, Inc. had total assets of approximately $765 million. Greene County Bank is the largest community bank in East Tennessee and has 28 branches throughout East Tennessee, including Hawkins County Bank.

This news release contains forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Greene County Bancshares' filings with the Securities and Exchange Commission.